Exhibit 4.19

FEISHANG GROUP LIMITED

(incorporated with limited liability in the British Virgin Islands with number 212881 with the address of its registered office at
Portcullis Chambers, 411 Floor, Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola
British Virgin Islands VG1110)

3 August 2023

China Natural Resources, Inc.

Sea Meadow House

Blackborne Highway

PO Box 116, Road Town, Tortola

British Virgin Islands

Attention: Directors

Dear Sirs

We, Feishang Group Limited, refer to the following agreements:

(a)	the sale and purchase agreement dated 28 July 2023 in respect of the entire issued share capital comprised of 10,000 ordinary shares of Precise Space-Time Technology Limited entered into between China Natural Resources, Inc. (as vendor) and Feishang Group Limited (as purchaser) ("Precise SPA") for a consideration of CNY95,761,119; and
(b)	the sale and purchase agreement dated 27 February 2023 in respect of the entire issued share capital comprised of 2,000 ordinary shares of Williams Minerals (PVT) Ltd entered into among Feishang Group Limited (as seller), Top Pacific (China) Limited (as seller), China Natural Resources, Inc. (as buyer), Li Feilie (as beneficial owner) and Yao Yuguang (as beneficial owner) ("Williams SPA") for the total consideration as more particularly referred to therein.

Pursuant to the Precise SPA, we, Feishang Group Limited is liable to pay China Natural Resources Inc. the sum of CNY95,761,119.

Pursuant to the Williams SPA and as part of the total consideration therein, China Natural Resources, Inc. has issued a promissory note dated 21 April 2023 ("Promissory Note No. 1") whereby China Natural Resources, Inc. as payer is liable to pay Feishang Group Limited as payee US$24,500,000 upon the terms therein.

By this letter, we, Feishang Group Limited, agree and acknowledge that the sum of CNY95,761,119 liable to be paid by us to China Natural Resources Inc. pursuant to the Precise SPA shall hereby be set off against Promissory Note No. 1 using the exchange rate US$1.00 = CNY7.1427 such that a sum of US$13,406,852 shall be deducted from the Principal Amount as defined in Promissory Note No. 1. Under Promissory Note No. 1, we are entitled to require China Natural Resources Inc. as payer therein to issue us a new promissory note of the outstanding Principal Amount under the original promissory note and we hereby expressly reserve such right.

Please return the duplicate of this letter duly signed at the space below by and on behalf of China Natural Resources Inc. as its agreement to contents herein.

Yours faithfully

For and on behalf of Feishang Group Limited

Authorized Signatory

We, China Natural Resources Inc., agree to the contents in the above letter issued to us by Feishang Group Limited.

Authorized Signatory

Please return the duplicate of this letter duly signed at the space below by and on behalf of China Natural Resources Inc. as its agreement to contents herein.

Yours faithfully

For and on behalf of Feishang Group Limited

___________________________

Authorized Signatory

We, China Natural Resources Inc., agree to the contents in the above letter issued to us by Feishang Group Limited.

Authorized Signatory